EXHIBIT 99.2 — Press release dated June 24, 2005

FOR IMMEDIATE RELEASE

infoUSA Announces Board of Directors Has Formed Special Committee

Omaha, NE — June 24, 2005: infoUSA Inc. (NASDAQ:IUSA) announced that its Board of Directors has formed a Special Committee of independent directors to consider the previously announced proposal by Vin Gupta & Company, LLC, an entity controlled by infoUSA’s Chairman and CEO, Mr. Vinod Gupta, to acquire all of the shares of Common Stock of infoUSA not owned by Mr. Vinod Gupta at a cash purchase price of $11.75 per share. The members of the Special Committee are Martin Kahn, Charles Stryker, Vasant Raval and Anshoo Gupta (Anshoo Gupta is not related to Vinod Gupta).

The Special Committee has engaged Fried, Frank, Harris, Shriver & Jacobson LLP as its legal advisor to assist in its evaluation of the proposal by Mr. Vinod Gupta. The Special Committee will carefully review Mr. Vinod Gupta’s proposal and potential alternatives and will respond to the proposal upon completion of its review. However, there can be no assurance as to the timeframe for the Special Committee process nor whether any transaction will result.

Contact:

      infoUSA Inc., Omaha
      Martin Kahn, 212-848-0401